EXHIBIT 10.2

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

FOR

TNP SRT SECURED HOLDINGS, LLC

A DELAWARE LIMITED LIABILITY COMPANY

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
FOR
TNP SRT SECURED HOLDINGS, LLC
A DELAWARE LIMITED LIABILITY COMPANY

This First Amended and Restated Limited Liability Company Agreement of TNP SRT Secured Holdings, LLC, a Delaware limited liability company (the “Company”), is made as of July 9, 2013, by and among TNP Strategic Retail Operating Partnership, LP, a Delaware limited partnership (“OP”), as a Member, and SRT SECURED HOLDINGS MANAGER, LLC, a Delaware limited liability company (“GLB”), as a Member and Manager, and such other Persons that may be admitted from time to time to the Company and as parties to this Agreement (each, a “Member”), with reference to the following facts:

A. On October 22, 2010, a Certificate of Formation for the Company was filed with the Delaware Secretary of State.

B. On October 22, 2010, OP, as the sole member of the Company, entered into a limited liability company agreement for the Company (the “Original Agreement”).

C. The Members now desire to enter into this Agreement to replace the Original Agreement with this Agreement and to provide terms to govern the Company.

NOW, THEREFORE, the parties by this Agreement set forth the limited liability company agreement for the Company under the laws of the State of Delaware upon the terms and subject to the conditions of this Agreement.

Article I. DEFINITIONS

When used in this Agreement, the following terms shall have the meanings set forth below (all terms used in this Agreement that are not defined in this Article I shall have the meanings set forth elsewhere in this Agreement):

1.1 Act means the Delaware Limited Liability Company Act, 6 Del. C. §18-101 through §18-1107, as the same may be amended from time to time, and the provisions of succeeding law.

1.2 Additional Member means a Person admitted to the Company as an additional Member pursuant to Section 4.1 and shown as a Member on the books and records of the Company.

1.3 Affiliate of a Member or Manager means any director, officer, shareholder, member, partner, employer, employee or agent of such Member or Manager or any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with a Member or Manager, as applicable. The term “control,” as used in the immediately preceding sentence, means with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

First Amended and Restated Limited Liability Company Agreement

TNP SRT Secured Holdings, LLC

1.4 Agreement means this First Amended and Restated Limited Liability Company Agreement, as originally executed and as amended from time to time.

1.5 Business Day means any day other than a Saturday, Sunday or a holiday on which national banking associations in San Mateo, California, are closed or are authorized or required to close.

1.6 Capital Account means with respect to any Member the capital account which the Company establishes and maintains for such Member pursuant to Section 3.4.

1.7 Capital Contribution means the total amount of cash and property contributed to the Company by a Member.

1.8 Capital Proceeds means funds of the Company or a Subsidiary arising from a Capital Transaction, net of the actual costs incurred by the Company or such Subsidiary in consummating the Capital Transaction, and net of any indebtedness of such Subsidiary or Property paid and satisfied with the proceeds of such Capital Transaction.

1.9 Capital Transaction means the sale, financing, refinancing or similar transaction of or involving any Property or any Subsidiary (including condemnation awards, receipt of title insurance proceeds or casualty loss insurance proceeds, other than business interruption or rental loss insurance proceeds, to the extent such awards and proceeds are not applied to mortgage indebtedness of the Company or a Subsidiary and not used to repair damage caused by a casualty or taking or in alleviation of any title defect).

1.10 Certificate means the Certificate of Formation for the Company originally filed with the Delaware Secretary of State and as amended from time to time.

1.11 Code means the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Treasury Regulations.

1.12 Company means TNP SRT Secured Holdings, LLC, a Delaware limited liability company.

1.13 Craig Property means the property and assets owned by TNP SRT Craig Promenade, LLC, a Delaware limited liability company and wholly owned Subsidiary of the Company, or the Company’s equity interest therein.

1.14 Craig Sale Parameters means any sale by the Company or the applicable Subsidiary of the Craig Property for a gross purchase price before costs of sale, prorations and other closing costs/adjustments in excess of $9,934,000.

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1.15 DGCL means the Delaware General Corporation Law, as amended from time to time, and the provisions of succeeding law.

1.16 Economic Interest means a Person’s right to share in the income, gains, Profits and Losses, deductions, credits or similar items of, and to receive distributions from, the Company, but not any other rights of a Member including, without limitation, the right to vote or to participate in management of the Company or, except as may be provided in the Act, any right to information concerning the business and affairs of the Company.

1.17 Fiscal Year means the Company’s fiscal year, which shall commence on January 1st and end on December 31st of each year, or such other year as shall be required under the Code.

1.18 Interest means the entire ownership interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

1.19 Internal Rate of Return means the discount rate at which all invested capital has a zero net present value (“NPV”). The NPV of an investment shall be the sum of (a) the total present value of the annual cash flows during ownership plus (b) the present value of estimated or actual proceeds, as applicable, from the sale less the amount of the equity investment. IRR is formulated as follows:

NPV	=	0	=	–C0	+	CF1/(l +IRR)[1]	+	CF2/(l +IRR)[2]	+	…	CFT /(l + IRR)T	+	CT/(l + IRR)T

where,

C0 = initial capital investment at time 0

i = time variable indicating years from the initial year (i = 1) to the final year (i = T)

CFi = cash flow in year i; value can be positive or negative

CT = actual or estimated, as applicable, sale proceeds in the final year (i = T)

IRR = annual internal rate of return

An example follows:

C0 = $1,000

i = 1, 2, 3 (3 years)

CF1 = $100

CF2 = $110

CF3 = $120

CT = $1,100

IRR = 13.83%.

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1.20 Invested Capital means with respect to each Member at any time, the aggregate amount of all Capital Contributions previously made by such Member less any amounts that have previously been distributed to such Member pursuant to Section 6.6(c) of this Agreement.

1.21 Keybank means Keybank National Association.

1.22 Keybank Loan means that certain Revolving Credit Agreement dated December 17, 2010 by and between Keybank and the Company and related loan documents, in each case, as amended from time to time.

1.23 Lender means any third party lender of funds to the Company, the agent for any such lender, any Member or any Affiliate of the Company or any Member, and such lender’s or agent’s successors and assigns with respect to the Loan.

1.24 Loan means any loan from the Lender to the Company, any Member or any Affiliate of the Company or any Member.

1.25 Loan Documents means any and all documents evidencing or securing the Loan or any assumptions thereof including, without limitation, any loan or credit agreement, promissory note, pledge agreement, deed of trust, assignment of leases and rents, indemnity agreement, certificate, escrow agreement, consent or subordinate agreement or the functional equivalent of any of the aforementioned, and any and all other documents evidencing or securing the Loan and any and all documents related thereto.

1.26 Major Lease means any lease agreement for the lease of space in excess of 10,000 s.f. in any single instance to tenants in any of the Properties.

1.27 Manager means the manager elected by the Members pursuant to Section 5.3 hereof or any other Person that succeeds such Person as a manager of the Company.

1.28 Member means each Person who is an initial signatory to this Agreement and each Additional Member, if any.

1.29 Operating Cash means, with respect to any period for which such calculation is being made, the positive difference of (a) Operating Revenues, minus (b) the sum of the following (without duplication): (i) all Operating Expenses, (ii) all interest, scheduled or required principal payments (including loan amortization or satisfaction, if applicable) and other debt and escrow and reserve account payments and deposits (including prepayment of any debt) made during such period by the Company on account of or with respect to the Company’s or any Subsidiary’s indebtedness for money borrowed, if any; (iii) all cash expenditures made or to be made by the Company or any Subsidiary during such period (including all operating and capital expenditures, fees, and any and all capital contributions, loans or other advances of funds made or to be made by the Company to any Subsidiary); and (iv) the amount of any Reserves (including Reserves for working capital, operating deficits and capital) established or increased during such period.

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1.30 Operating Expenses means, with respect to the Company or any Subsidiary, as applicable, and for any period, the current obligations of the Company or such Subsidiary for such period, determined in accordance with generally accepted accounting principles applicable to commercial real estate and consistently applied, for (a) operating expenses of the Properties, including fees paid hereunder and organizational expenses of the Company or the Subsidiaries, (b) capital expenditures, (c) increases in Reserves for working capital, operating deficits and capital items, and (d) expenses incurred by the Company and properly allocable to such Subsidiary, or if not properly allocable to a particular Subsidiary or Subsidiaries, then such expenses will be allocated among all Subsidiaries pro-rata according to the fair market value of the Properties owned by such Subsidiaries; provided that Operating Expenses shall not include any of the foregoing items paid from Reserves, Capital Proceeds or Capital Contributions. Operating Expenses shall include the fees paid to the Manager or its Affiliate for the management of the Properties but shall not include any debt service (principal or interest) on loans to the Company or any Subsidiary nor any non-cash expenses such as depreciation or amortization.

1.31 Operating Revenues means, with respect to the Company or any Subsidiary, as applicable, and for any period, the gross revenues of the Company or such Subsidiary arising from the ownership and operation of the Properties during such period, including, without limitation, any rental income, interest income, proceeds of any business interruption insurance and decreases in Reserves, but specifically excluding (i) Capital Proceeds, (ii) Capital Contributions made by the Members and (iii) loans, advances or contributions of capital made by the Company to such Subsidiary.

1.32 Percentage Interest means, with respect to each Member, the Interest held by a Member, expressed as a percentage of the total Interests held by all of the Members in the Company. The Percentage Interests of the Members, which may be adjusted from time to time in accordance with the terms of this Agreement, are referred to in Article III below and set forth opposite such Member’s name on Exhibit A attached hereto.

1.33 Person means an individual, partnership, limited partnership, limited liability company, corporation, trust, estate, association or any other entity.

1.34 Permitted Sale means any sale by the Company or the applicable Subsidiary of (i) the Craig Property, provided such sale satisfies the Craig Sale Parameters or (ii) the Willow Property, provided such sale satisfied the Willow Sale Parameters.

1.35 Profits and Losses means for each Fiscal Year or other period, the taxable income or taxable loss of the Company for such period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

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(a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses, shall be subtracted from such taxable income or loss;

(c) any income, gain, loss, or deduction required to be allocated specially to the Members under Sections 6.2 shall not be taken into account in computing Profits or Losses;

(d) in lieu of any depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, the Company shall compute such deductions based on the book value of the Company property, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3);

(e) gain or loss resulting from a taxable disposition of Company property shall be computed by reference to the book value of the property disposed of (as adjusted under Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3)), notwithstanding that the adjusted tax basis of such property differs from its book value; and

(f) if the book value of Company assets is adjusted to equal fair market value as provided in Section 6.7, then the profits or losses shall include the amount of any increase or decrease in such book values attributable to such adjustment.

1.36 Properties means any one or more real properties that are now or hereafter owned from time to time, directly or indirectly, by the Company or a Subsidiary, and any other real and personal property which are owned by the Company or a Subsidiary at any time. The term “Property” shall refer to any of the Properties in the singular.

1.37 REIT means TNP Strategic Retail Trust, Inc., a Maryland corporation.

1.38 Reserves means, at any time, the total amount of the reasonable reserves established and maintained by the Company or its Subsidiaries, as applicable, as determined by Manager, to be adequate and appropriate for current and future operating and working capital and for capital expenditures and other costs and expenses incident to the Company’s business.

1.39 Shortfall means, at any given time, the aggregate amount of (i) costs and expenses that the Members specifically authorize in an operating budget to be funded by Additional Capital Contributions, if any, plus (ii) the deficit or contemplated deficit (stated as a positive amount) between (a) all Operating Revenues and all payments from Reserves designated for such purposes and (b) the sum of Operating Expenses, debt service, including required escrow payments on all loans including loans to the Company or any Subsidiary, and other cash requirements of the Company for the period as determined by Manager in its reasonable discretion.

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1.40 Tax Matters Partner means the Person designated as set forth in Section 5.13.

1.41 Treasury Regulations means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

1.42 Willow Property means the property and assets owned by TNP SRT Willow Run, LLC, a Delaware limited liability company and wholly owned Subsidiary of the Company, or the Company’s equity interest therein.

1.43 Willow Sale Parameters means any sale by the Company or the applicable Subsidiary of the Willow Property for a gross purchase price before costs of sale, prorations and other closing costs/adjustments in excess of $10,589,000.

Article II. ORGANIZATIONAL MATTERS

2.1 Formation. The Members have formed a Delaware limited liability company under the laws of the State of Delaware by filing the Certificate with the Delaware Secretary of State and entering into this Agreement. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2 Name. The name of the Company shall initially be TNP SRT SECURED HOLDINGS, LLC. Promptly following the date hereof, OP and GLB shall use their best efforts to cause an Amendment to the Company’s Certificate of Formation changing the name of the Company to “SRT SECURED HOLDINGS LLC” to be filed with the Delaware Secretary of State. Thereafter, the business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Manager deems appropriate or advisable.

2.3 Term. The term of this Agreement commenced on the date hereof and shall continue until terminated as hereinafter provided.

2.4 Office and Agent. The Company shall continuously maintain an office and registered agent in the State of Delaware. The principal office of the Company shall be located at such place as the Manager may determine. The Company may also have such offices, anywhere within and without the State of Delaware, as the Manager may determine from time to time, or the business of the Company may require. The registered agent shall be as stated in the Certificate or as otherwise determined by the Manager.

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2.5 Names and Addresses of the Members and the Manager. The names and addresses of the Members are set forth on Exhibit A. The name and address of the Manager are set forth on Exhibit B. A Member or Manager may change its address upon notice thereof to the Company.

2.6 Purpose of the Company. The Company’s business and purposes shall consist solely of:

(a) acquiring, owning, holding, pledging, encumbering, selling, disposing and otherwise dealing with, publicly or privately and whether with unrelated third parties or with affiliate entities, partnership, membership, economic, or other ownership interests (collectively, “Ownership Interests”) in partnerships, limited liability companies, or other entities which acquire, own, maintain, manage, operate, improve, develop, finance, pledge, encumber, mortgage, sell, lease, dispose and otherwise deal with real property;

(b) engaging in any other activities reasonably related or incidental to the Ownership Interests; and

(c) engaging in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the Act that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes.

2.7 Powers.

(a) Subject to Section 2.7(b), the Company shall have all powers of a limited liability company formed under the Act and not prohibited by the Act or this Agreement.

(b) Notwithstanding any provisions of this Agreement and any provision of law that otherwise so empowers the Company, so long as any obligations evidenced or secured by any of the Loan Documents remains outstanding and not discharged in full, neither the Company nor any Member, the Manager or any other Person acting on behalf of the Company shall have any authority to do any of the following without Lender’s prior written consent:

(i) engage in any business or activity other than those set forth in this Article II;

(ii) perform any act in contravention of or constituting an event of default under the Loan Documents;

(iii) dissolve, wind-up or liquidate under Section 18-801 of the Act;

(iv) to the fullest extent permitted by law, take any action that might cause the Company to become insolvent, or file a voluntary petition or otherwise initiate proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company, or file a petition seeking or consenting to reorganization or relief of the Company as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the Company; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the properties and assets of the Company, or make any general assignment for the benefit of creditors of the Company, or admit in writing the inability of the Company to pay its debts generally as they become due or declare or effect a moratorium on the Company debt or take any action in furtherance of any such action;

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(v) enter into any transaction with an Affiliate unless such transaction is concluded on an arm’s-length basis and on commercially reasonable terms;

(vi) amend, modify or alter this Agreement;

(vii) merge, combine or consolidate with any other entity; or

(viii) sell all or substantially all of its assets.

2.8 Title to Company Property. All property owned by the Company shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership interest in any such property.

2.9 Failure to Observe Formalities. Notwithstanding any other provision of this Agreement, so long as any obligation evidenced or secured by any of the Loan Documents remains outstanding and not discharged in full, the Company shall (and the Manager shall cause the Company at all times to):

(a) observe statutory formalities with respect to the administration of the Company and in conduct of the Company’s activities;

(b) not own, directly or indirectly, any ownership interest (legal or equitable) in any assets other than cash or any interest in the Ownership Interests (described above) (collectively, the “Permitted Assets”);

(c) maintain books and records and bank accounts separate from those of any other Person;

(d) maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets;

(e) hold regular meetings, as appropriate, to conduct the business of the Company, and observe all customary organizational and operational formalities;

(f) hold itself out to creditors and the public as a legal entity separate and distinct from any other Person;

(g) allocate and charge fairly and reasonably any common employee expenses or overhead shared with Affiliates;

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(h) except for contributions and distributions permitted under the terms of this Agreement, transact all business with Affiliates on an arm’s-length basis and pursuant to enforceable agreements;

(i) conduct business in its own name, and use separate stationery, invoices and checks;

(j) not commingle its assets or funds with those of any other Person;

(k) not incur indebtedness, secured or unsecured, or pledge, encumber, or assign its assets other than in connection with a Loan;

(l) not assume, guarantee, or pay the debts or obligations of any other Person;

(m) pay its own liabilities and expenses out of its own funds;

(n) not hold out its credit as being available to satisfy the obligations of others;

(o) not acquire obligations or securities of its beneficiaries or Affiliates;

(p) not make any loans or advances to any other Person;

(q) correct any known misunderstandings regarding its separate identity; and

(r) maintain adequate capital in light of its contemplated operations.

Notwithstanding the foregoing, a failure to observe any formalities or requirements of this Agreement, the Certificate or the Act shall not be grounds for imposing personal liability on the Members or the Manager for liabilities of the Company.

2.10 No Partnership Intended for Nontax Purposes. The Members have formed the Company under the Act, and expressly deny any intent hereby to form a partnership under Delaware law, including a partnership under the Delaware Revised Uniform Limited Partnership Act, or a corporation under the DGCL. Except for purposes of federal, state and local taxes, the Members do not intend to be partners to one another, or partners to any third party.

2.11 Liability of Members and Manager to Third Parties; Reliance by Third-Party Creditors.

(a) Except as otherwise provided in the Act, no Member or Manager shall be personally liable for any debt, obligation or liability of the Company, whether arising in contract or otherwise, by reason of being a Member or acting as the Manager of the Company.

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(b) This Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and any Member with respect to any contributions or otherwise.

Article III. CAPITAL CONTRIBUTIONS

3.1 Initial Capital Contributions. In connection with the Original Agreement, OP made an initial Capital Contribution to the Company of the cash and/or other property set forth on Exhibit A of the Original Agreement. In connection with this Agreement, GLB contributed cash to the Company in the amounts set forth on Exhibit A hereto as such Member’s initial Capital Contribution. Each Member’s relative Percentage Interest shall be as set forth on Exhibit A.

3.2 Additional Capital Contributions.

(a) No Member shall be permitted to make any additional Capital Contribution to the Company without the consent of the Manager. Except as specifically set forth in Section 3.2(b) of this Agreement, no Member shall be required to make an additional Capital Contribution, and this sentence may not be amended without the unanimous consent of all the Members.

(b) Each additional Capital Contribution made under this Section 3.2 is an “Additional Capital Contribution.” When requested, the Members shall make Additional Capital Contributions to the Company in proportion to their respective Percentage Interests. When a Shortfall exists the Manager may elect to call for Additional Capital Contributions to be made to satisfy all or a portion of such Shortfall up to the Additional Capital Contribution Limit; provided, the Manager may not call for Additional Capital Contributions for any purpose other than Shortfalls without the written consent of all the Members. For the purposes of this Section 3.2(b), “Additional Capital Contribution Limit” means, at the time of determination, the aggregate amount of all distributions previously received by the Members pursuant to Section 6.6 of this Agreement, less and amounts paid to the Company as Additional Capital Contributions pursuant to this Section 3.2(b).

(c) If the Manager so elects to call for Additional Capital Contributions, then the Members shall make the Additional Capital Contributions within fifteen (15) Business Days after the date on which such notice is given.

(d) An “Additional Capital Contribution Default” shall have occurred if any Member fails to make any Additional Capital Contribution required to be made by it under this Section 3.2 by the date due if such failure continues for three (3) Business Days after written notice thereof is given by the Manager or any Member to the Member that has failed to make such Additional Capital Contribution.

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3.3 Failure To Make Project Capital Contributions Or Additional Capital Contributions.

(a) A Member that fails to timely contribute all or any portion of its share of any Additional Capital Contribution (“Delinquency”) shall be considered a “Delinquent Member.” As its sole and exclusive remedies, the other Member (the “Non-Delinquent Member”) shall, upon notice to a Delinquent Member, exercise one of the following rights or remedies:

(i) Request a refund of its share of such requested Additional Capital Contribution within ten (10) days after the default by the Delinquent Member, in which case the Company shall immediately refund such amount to the Non-Delinquent Member; or

(ii) Cause the Company to retain the Non-Delinquent Member’s share of such requested Additional Capital Contribution and elect to pay to the Company part or all of the Delinquency, in which case the Non-Delinquent Member may designate the Delinquency paid by the Non-Delinquent Member as a loan (“Delinquency Loan”).

(iii) In the event the Non-Delinquent Member elects to make a Delinquency Loan to the Company, then effective from the date of the making of such loan the Delinquency Loan shall earn interest at the rate of fifteen percent (15%) per annum and any Delinquency Loan plus accrued interest shall be paid to the Non-Delinquent Member out of amounts that would otherwise have been available for distribution pursuant to Section 6.6.

(b) If a Capital Contribution Default occurs, then in addition to its specified rights and remedies under Section 3.3 hereof, the Non-Delinquent Member may, upon notice to the Delinquent Member, exercise the Buy Sell Option pursuant to Section 7.3 hereof.

(c) During the pendency of any default by a Delinquent Member of this Agreement, the Delinquent Member shall not be entitled to exercise any voting or approval rights provided for in this Agreement.

(d) The express rights and remedies granted to the Non-Delinquent Member and the Delinquent Member, as applicable, in this Section 3.3 and elsewhere in this Agreement are exclusive of (and the Non-Delinquent Member and the Delinquent Member shall not be entitled to exercise) any other rights and remedies granted or available to the Non-Delinquent Member or the Delinquent Member, as applicable, at law or in equity by reason of (i) the failure of a Delinquent Member to contribute all or any portion of any required Additional Capital Contribution or (ii) the occurrence or existence of a Capital Contribution Default.

3.4 Capital Accounts. The Company shall establish and maintain an individual Capital Account for each Member in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv). If a Member transfers all or a part of its Interest in accordance with this Agreement, such Member’s Capital Account attributable to the transferred Interest shall carry over to the new owner of such Interest pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

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3.5 Schedules. The Manager shall be authorized, without the prior consent of the Members, to update Exhibit A to this Agreement from time to time to reflect the issuance of additional Interests to the Members, to reflect the issuance of new Interests to Additional Members or changes in any Member’s address, or to otherwise reflect changes in the number of Interests held by any Person, in each case, as permitted by this Agreement. Similarly, the Manager shall be authorized, without the prior consent of the Members, to update Exhibit B to this Agreement from time to time to reflect any change to the Manager’s address. No such changes shall be deemed to be amendments to this Agreement for purposes of Section 12.12 hereof.

3.6 Rights Regarding Capital Contributions.

(a) No Member shall be entitled to interest on any Capital Contribution, and no Member shall have the right to withdraw or to demand the return of all or any part of its Capital Contribution, except as specifically provided in this Agreement.

(b) Under circumstances requiring a return of any Capital Contribution, no Member shall have the right to receive property, other than cash, except as may be specifically provided herein.

(c) No Member shall have personal liability for the repayment of the Capital Contribution of any Member or any obligation to make loans or advances to the Company, including restoration of a deficit Capital Account as provided in Section 3.6.

3.7 Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that any Member’s Capital Account has a deficit balance upon dissolution of the Company, such deficit shall not be an asset of the Company and such Member shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s Capital Account to zero.

Article IV. MEMBERS

4.1 Procedures for Admission. The admission of a Member shall require the unanimous vote or consent of the Members. To effect the admission of a Member (including any Additional Member) to the Company, the Manager shall require the Person to be so admitted to the Company to execute and deliver a counterpart signature page to this Agreement specifying the date of admission, such Person’s name and address, such Person’s Capital Contribution (if any) and the Interest, expressed as a Percentage Interest, acquired thereby. The Manager shall attach such counterpart signature page as a signature page to this Agreement and shall update Exhibit A hereto to reflect the admission of the Additional Member. Additional Members may be admitted, and the terms of any such admission shall be determined, in the sole discretion of the Manager. The admission of an Additional Member (including the execution of a counterpart signature page to this Agreement and the related update to Exhibit A hereto) shall not be deemed an amendment to this Agreement and shall not require the consent of the Members.

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4.2 Limited Liability. Except as required by law, no Member shall be personally liable for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise.

4.3 Withdrawals or Resignations. No Member shall have the right or power to voluntarily withdraw or resign as a Member from the Company.

4.4 Competing Activities. The Members and their Affiliates may engage or invest in, independently or with others, any business activity of any type or description, including without limitation those that might be the same as or similar to the Company’s business and that might be in direct or indirect competition with the Company. Neither the Company nor any other Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom. The Members shall not be obligated to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company. The Members shall have the right to hold any investment opportunity or prospective economic advantage for their own account or to recommend such opportunity to Persons other than the Company. Each Member acknowledges that the other Members and their Affiliates conduct other businesses, including businesses that may compete with the Company and for the Members’ time. Each Member hereby waives any and all rights and claims that they may otherwise have against the other Members and their Affiliates as a result of any of such activities.

4.5 Transactions with the Company. Subject to Section 5.4, with the prior approval of the Manager, a Member may lend money to and transact other business with the Company. Subject to applicable law, such Member has the same rights and obligations with respect thereto as a Person who is not a Member.

4.6 Remuneration to Members. No Member, in such Person’s capacity as a Member, is entitled to remuneration for acting in the Company business.

4.7 Members are not Agents. Pursuant to Section 5.1 of this Agreement, the management of the Company is vested in the Manager. The Members shall have no power to participate in the management of the Company except as expressly authorized by this Agreement or the Certificate or as expressly required by the Act. No Member, acting solely in the capacity of a Member, is an agent of the Company nor does any Member, unless expressly and duly authorized in writing to do so by the Manager, have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose.

4.8 Voting Rights. Except as expressly provided in this Agreement or as required by the Act, Members shall have no voting, approval or consent rights. All Interests shall be voting. For purposes of determining the voting interest of a Member, a Member’s voting power shall be based upon the Percentage Interest held.

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4.9 Meetings of and Voting by Members.

(a) A meeting of the Members may be called at any time by the Manager or any Member or Members holding at least one-third (⅓) of the Percentage Interests. Meetings of the Members shall be held upon four (4) days’ notice by first-class mail or 48 hours’ notice given personally or by telephone, telegraph, facsimile, telex, e-mail or other similar means of communication. Any such notice shall be addressed or delivered to each Member entitled to vote at such Member’s address as it is shown upon the records of the Company. Notice by mail shall be deemed to have been given at the time a written notice is deposited in the United States mails, postage prepaid. Any other written notice shall be deemed to have been given at the time it is personally delivered to the recipient or is delivered to a common carrier for transmission, or actually transmitted by the person giving the notice by electronic means, to the recipient. Oral notice shall be deemed to have been given at the time it is communicated, in person or by telephone or wireless, to the recipient or to a person at the office of the recipient who the person giving the notice has reason to believe will promptly communicate it to the receiver.

(b) Members may participate in a meeting through use of conference telephone, electronic video screen communication or other communications equipment, so long as all Members participating in such meeting can hear one another.

(c) Any action required or permitted to be taken by the Members may be taken without a meeting, if a consent or consents in writing, setting forth the action so taken, shall be signed by Members having not less than the Percentage Interests that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. Prompt notice of the taking of any action without a meeting by less than unanimous consent shall be given to all Members who have not consented in writing.

Article V. MANAGEMENT AND CONTROL OF THE COMPANY

5.1 Management of the Company by Manager. Subject to the provisions of Section 5.4 of this Agreement relating to actions to be approved by a the Members, the business, property and affairs of the Company shall be managed and all powers of the Company shall be exercised by or under the direction of the Manager.

5.2 Meetings of Manager. The Manager is not required to hold any meetings. Any action required or permitted to be taken by the Manager may be taken without a meeting.

5.3 Election of Manager.

(a) Number and Qualifications. The number of Managers of the Company shall be fixed at one (1). The Manager shall serve until the earlier of (i) the election of such Manager’s successor, (ii) the removal of such Manager in accordance with this Agreement, (iii) such Manager’s resignation or (iv) such Manager’s death. The Manager may, but need not be, a Member. The Manager may be an individual or an entity. Upon execution of this Agreement, GLB shall be appointed as the Manager of the Company.

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(b) Removal; Appointment. The Manager may be removed at any time (i) for Cause (as defined below), or (ii) by the unanimous vote of all the Members at a meeting called expressly for that purpose, or by the unanimous written consent of all the Members which vote shall include that of the Manager, if a Member. Any vacancy in the position of Manager shall be promptly filled by a unanimous vote of all the Members. For the purposes of this Agreement, “Cause” means conduct constituting fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of law by the Manager.

5.4 Powers of the Manager.

(a) Powers of the Manager. Without limiting the generality of Section 5.1, but subject to Section 5.4(b) and to the express limitations set forth elsewhere in this Agreement, the Manager shall have all necessary powers to manage and carry out the purposes, business, property and affairs of the Company, including, without limitation, the power to exercise on behalf and in the name of the Company all of the powers described in the Act. Manager, on behalf of the Company, shall implement, or cause to be implemented, the decisions of the Members and shall conduct or cause to be conducted the ordinary and usual business affairs of the Company as provided in this Agreement, in each case using the same standard of care, devotion of time, diligence and prudence used by Manager as it does in the conduct of business for its own account but Manager shall be entitled to delegate its duties to a property manager. Subject to the limitations set forth in this Agreement, the Manager shall have continuing exclusive authority over the management of the Company and the conduct of the Company’s affairs in accordance with this Agreement, including, without limitation, monitoring the strategies and policies of the Company and its Subsidiaries and determining distributions of income and capital. Without limiting the foregoing (but subject to and limited by the provisions of this Agreement), the Manager shall have full power and sole authority to conduct the Company’s business, including, without limitation, to do each of the following to the extent necessary for the conduct of the Company’s business:

(i) to supervise or arrange for the supervision of day-to-day operations of the Company and its Subsidiaries;

(ii) to institute, prosecute, defend or settle any legal, arbitration or administrative actions or proceedings on behalf of or against the Company or a Subsidiary;

(iii) retain attorneys, consultants and other independent contractors to the extent such professional services are required to carry on the business of the Company and its Subsidiaries, provided that, unless such fees have been contemplated in the Business Plan in any Fiscal Year the professional fees to any one service provider shall not exceed $20,000 and to all service providers shall not exceed $100,000;

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(iv) to enter into lease agreements other than Major Leases for the lease of space to tenants in each of the Properties;

(v) to collect all rents and other payments due and owing to the Company and its Subsidiaries;

(vi) to incur normal operating expenses of, and to pay the obligations of, the Company and its Subsidiaries, and to enter into, perform and carry out contracts and agreements on behalf of the Company or its Subsidiaries for the conduct of the Company’s business;

(vii) to establish and maintain, in its sole discretion, Reserves for the Company and each Subsidiary as required from time to time;

(viii) subject to Section 6.6, to declare and pay distributions for the Company and each Subsidiary;

(ix) to perform, or cause to be performed, all of the Company’s and its respective Subsidiaries’ obligations, and to exercise or cause to be exercised all of Company’s and its Subsidiaries’ rights under any agreement (including, without limitation, any financing documents, any limited liability company agreement, partnership agreement, joint venture agreement, shareholder’s agreement or other similar agreement) to which the Company, any Subsidiary or any nominee of the Company or a Subsidiary is a party;

(x) to pay all taxes, assessments, rents and other impositions applicable to Company and Subsidiary assets and undertake when appropriate any action or proceeding seeking to reduce such taxes, assessments, rents or other imposition;

(xi) to obtain and maintain insurance coverage for the Properties and other assets of the Company and its Subsidiaries, including any commercially reasonable and customary insurance to protect the Manager against liability from third parties, in such amounts and with such coverages as the Manager maintains for its other assets and properties of similar types and in similar locations (including, for example, hurricane insurance or earthquake insurance if available at commercially reasonable rates); such insurance may be maintained as part of a portfolio wide coverage or blanket policy that includes other properties owned or managed by Manager or its Affiliates;

(xii) to open or maintain bank accounts for the deposit of Company and Subsidiary funds, provided that withdrawals may be made only upon the Manager’s signature or any other signature that all of the Members designate;

(xiii) to prepare and file tax returns on behalf of the Company and its Subsidiaries in any federal, state, local or foreign tax jurisdiction which may apply;

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(xiv) to do any and all acts which may be necessary or desirable for the proper management and maintenance (excluding any capital expenditures) of the Properties, including any matters provided for in a property management agreement;

(xv) to execute and deliver such documents on behalf of the Company or a Subsidiary as it reasonably deems necessary or desirable in connection with the foregoing provisions;

(xvi) to call for Additional Capital Contributions as permitted by this Agreement;

(xvii) subject to Section 5.4(b)(ix), to negotiate with Keybank for any amendment to the material terms and conditions of any existing financing with respect to interest rates, prepayment or other material provisions under any existing financing with Keybank including, but not limited to, the Keybank Loan;

(xviii) subject to Section 5.4(b)(x) negotiate for any financing, refinancing or loan transaction, or grant a security interest in all or any portion of the Properties or amend the material terms and conditions of any existing financing (other than the Keybank Loan) with respect to interest rates, prepayment or other material provisions under any financing;

(xix) to cause the Company or any Subsidiary to effect a Permitted Sale;

(xx) to do, or to cause the Company or any Subsidiary to do, any and all acts which may be necessary or desirable to implement any directives contained in any Business Plan approved by the Members; or

(xxi) to do any act which is necessary or desirable to carry out any of the foregoing.

Manager shall devote sufficient time and effort to the Company’s business and operation as is necessary to perform its duties hereunder.

(b) Limitations on Powers of the Manager. Notwithstanding any other provisions of this Agreement, the Manager shall not have any authority hereunder to cause the Company to engage in the following transactions without first obtaining the unanimous affirmative vote or written consent of the Members:

(i) Any amendment of the Certificate or this Agreement;

(ii) Any transactions between the Company and any Member;

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(iii) The sale, exchange or other disposition of all, or substantially all, of the Company’s assets occurring as part of a single transaction or plan, or in multiple transactions over a twelve (12) month period;

(iv) The merger or consolidation of the Company with another Person wherein the holders of Interests do not hold at least a majority of the voting power of the Person surviving such merger or consolidation;

(v) The call for Capital Contributions other than Additional Capital Contributions as permitted by this Agreement;

(vi) The entry into, or amendment of in any material respect, any contract, agreement or arrangement between the Company or a Subsidiary, on the one hand, and on the other hand, Manager or an Affiliate of Manager (including, any contract, agreement or arrangement providing for compensation to the Manager or an Affiliate of the Manager), provided, however, that with respect to the entry into any contract or agreement between the Company or a Subsidiary, on the one hand, and Manager or an Affiliate of Manager, on the other hand, on the date of this Agreement, the Members shall be deemed to have consented thereto;

(vii) Any act which would make it impossible to carry on the ordinary business of the Company;

(viii) Effecting a liquidation, dissolution or winding up of the Company;

(ix) For so long as any existing financing arrangement with Keybank including, but not limited to, the Keybank Loan remains outstanding and guaranteed by the REIT, any amendment to the material terms and conditions of such financing arrangement;

(x) The borrowing of any money or entry into any financing, refinancing or loan transaction, or granting of a security interest in all or any portion of the Properties or amendment of the material terms and conditions of any existing financing with respect to interest rates, prepayment or other material provisions under any financing if such financing, refinancing, transaction or amendment would require a guarantee by the REIT or would otherwise be recourse to the REIT in any manner;

(xi) to enter into any Major Leases for the lease of space to tenants in each of the Properties;

(xii) Any sales of Properties (other than a Permitted Sale), subject to Section 5.5 below;

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(xiii) The purchase or acquisition, or entry into a contract or committing to purchase or acquire, any property or asset unrelated to the Properties and current operations of the Company or otherwise outside the ordinary course of business;

(xiv) Subject to Section 5.7, the implementation of any Business Plan; or

(xv) Any other transaction described in this Agreement as requiring the vote, consent or approval of the Members.

(c) Creation of Committees. The Manager may create committees to assist the Manager and the Company’s officers, if any, in the governance of areas of importance to the Company. Subject to the terms of this Agreement, such committees shall have such powers and perform such duties as may be prescribed by the resolutions creating such committees. Committee members need not be Members.

5.5 Member’s Right Of First Offer. In the event that a proposed disposition of a Property (a “Proposed Disposition”) is approved by one Member but not by the unanimous vote or consent of all Members, the Manager shall notify the other Member (a “Non-Consenting Member”) of such event in writing and provide such Non-Consenting Member with a right of first opportunity to acquire any Property that was the subject of the Proposed Disposition (a “ROFO Notice”). The Non-Consenting Member may provide the Company with a cash offer to acquire the Property in writing within thirty (30) days of receiving a ROFO Notice. If the Non-Consenting Member does not provide a written offer within such time period, the Manager shall be free to pursue the Proposed Disposition on behalf of the Company, provided that the Property is broadly marketed to unrelated third parties. All sales shall be managed and conducted by the Manager, including all related rights, including, but not limited to, broker selection, pricing, selection of a buyer, negotiation of transaction terms, and the like. If the Non-Consenting Member does provide a written offer within such time period, the Manager shall have ten (10) Business Days to accept the other Member’s offer on behalf of the Company. If the Manager rejects the Non-Consenting Member’s offer, the Property will be marketed for sale to unrelated third parties at a price equal to or greater than 105% of the offering price made by the Non-Consenting Member. In the event a third party offers less than 105% of the price of the Non-Consenting Member’s offer and the Manager elects to dispose of the Property (provided, however, the Manager has no obligation to dispose of the Property) the Manager must re-offer the Property to the Non-Consenting Member at the third party price. The Non-Consenting Member will have ten (10) Business Days to determine whether it will acquire the Property at such re-offer price. If the Non-Consenting Member declines to purchase the Property at the re-offer price, the Manager may cause the Company to sell the Property to the third-party at such price. In the event the Non-Consenting Member elects to purchase the Property, it may, in its sole discretion, elect to acquire the Company’s membership interest in the entity that owns the Property in lieu of the Property.

5.6 Compensation and Management Fees.

(a) The Manager or its Affiliate shall be entitled to compensation pursuant to one or more written property management agreements between or among the REIT or an Affiliate of the REIT, the Company or any Subsidiary and the Manager.

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(b) In connection with a sale or other transfer of any assets of the Company, the Company shall pay to the Manager or its affiliate a disposition fee of up to 50.0% of a competitive real estate commission, but not to exceed 1.0% of the contract sales price (a “Disposition Fee”). Any Disposition Fee payable under this Section may be paid in addition to real estate commissions paid to non-Affiliates, provided that the total real estate commissions (including such Disposition Fee) paid to all Persons by the Company for the sale of each property shall not exceed the lesser of the competitive real estate commission or an amount equal to 6.0% of the contract sales prices. The foregoing notwithstanding, the Members hereby approve the payment of a Disposition Fee payable to the Manager or affiliate of the Manager for the sales of the Willow Property and the Craig Property in the amount of 50bps of the contract sales price.

(c) The Manager shall receive an asset management fee as compensation for services rendered in connection with the management of the Company’s assets (an “Asset Management Fee”). The Asset Management Fee shall be equal to a monthly fee of one twelfth (1/12th) of 0.6% of the higher of (i) aggregate cost on a GAAP basis (before non-cash reserves and depreciation) of all investments the Company owns, including any debt attributable to such Investments or (ii) the fair market value of investments (before non-cash reserves and deprecation). With the exception of any portion of the Asset Management Fee related to the disposition of Investments, which shall be payable at the time of such disposition and prorated based on the number of days such Investment was managed by the Advisor before disposition, the Asset Management Fee shall be calculated as of the last business day of each month during the term and of this Agreement payable in arrears on the first business day of each month.

(d) As compensation for providing services in connection with (i) any financing obtained, directly or indirectly, by the Company or any Subsidiary and used to acquire or originate investments, (ii) any financing assumed, directly or indirectly, by the Company in connection with the acquisition of investments, or (iii) the refinancing of any financing obtained or assumed, directly or indirectly, by the Company and or its Subsidiaries, the Company will pay the Manager a financing coordination fee equal to 1.0% of the amount made available and/or outstanding under such financing or refinancing (a “Financing Coordination Fee”). The Manager may reallow some or all of the Financing Coordination Fee to reimburse third parties with whom the Manager may subcontract to procure such financing. The Manager shall submit an invoice to the Company following the closing of any financing obtained or assumed by the Company or the Operating Partnership, accompanied by a computation of the Financing Coordination Fee. The Company shall pay the Financing Coordination Fee promptly following receipt of the invoice.

(e) The Manager shall receive an acquisition fee payable by the Company as compensation for services rendered in connection with the investigation, selection and acquisition (by purchase, investment or exchange) of investments, if any (an “Acquisition Fee”). The total Acquisition Fees payable to the Manager or its Affiliates shall equal 1.0% of the cost of all investments, including acquisition expenses and any debt attributed to such investments. With respect to the acquisition of real estate assets through a joint venture, the Acquisition Fee payable by the Company to the Manager shall equal 1.0% of the Company’s allocable cost of such real estate assets, including acquisition expenses and any debt attributed to such investments. The Manager shall submit an invoice to the Company following the closing or closings of each investment, accompanied by a computation of the Acquisition Fee. The Company shall pay the Acquisition Fee promptly following receipt of the invoice.

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5.7 Business Plan.

(a) The Manager may propose to the Members for approval a strategic business plan for the Company. Any such business plan that is in effect is called the “Business Plan”.

(b) Following delivery of a proposed Business Plan, the Members shall approve or disapprove the Business Plan no later than ten (10) business days after the date on which Manager has met with, or attempted in good faith to meet with, an Authorized Representative of each Member to discuss the proposed Business Plan. To be effective, any notice which disapproves any proposed Business Plan must contain specific objections thereto in reasonable detail. Unless otherwise mutually agreed:

(c) If the Member disapproves or raises any objections to any items contained in a proposed Business Plan or any amendments thereto, the undisputed portions of the proposed Business Plan shall be deemed to be adopted and approved.

(d) Failure to agree or disagree in writing within ten (10) business days after submission shall be deemed approval.

(e) The Manager shall have the right, from time to time, to submit a proposed amendment to a Business Plan. Following delivery of any proposed amendment to a Business Plan, the Members shall be required to approve or disapprove such proposed amendment to such Business Plan no later than ten (10) business days after the date on which the Manager has met with, or attempted in good faith to meet with, the Member regarding the proposed amendment. To be effective, any notice which disapproves proposed amendments to an Business Plan must contain specific objections thereto in reasonable detail.

(f) The Manager shall not be deemed to have made any guarantee or warranty of any fiscal estimations set forth in any Business Plan.

5.8 Performance of Duties; Liability of Manager; Fiduciary Standard. The Manager shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of law by the Manager. The Manager shall perform the Manager’s managerial duties in good faith, in a manner the Manager reasonably believes to be in the best interests of the Company and its Members, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. The Members agree that the fiduciary duties of the Manager to the Company and its Members shall be those of a director to a corporation and its stockholders under the DGCL and not those of a partner to a partnership and its partners. Any Manager who performs the duties of Manager in compliance with this Section 5.8 shall not have any liability by reason of being or having been a Manager of the Company.

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5.9 Devotion of Time. Except if the Manager is an employee of the Company, the Manager is not obligated to devote all of the Manager’s time or business efforts to the affairs of the Company. The Manager shall devote whatever time, effort, and skill as the Manager deems appropriate for the operation of the Company.

5.10 Transactions between the Company and the Manager. Notwithstanding that it may constitute a conflict of interest, the Manager may, and may cause the Manager’s Affiliates to, engage in any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service, or the establishment of any salary, other compensation or other terms of employment) with the Company so long as such transaction is not expressly prohibited by this Agreement and the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and are at least as favorable to the Company as those that are generally available from Persons capable of similarly performing them and in similar transactions between parties operating at arm’s length.

5.11 Limited Liability. No entity or person who is a Manager or officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a Manager or officer of the Company.

5.12 Officers. The Company shall have no officers.

5.13 Tax Matters Partner. Until the Manager designates otherwise, Manager shall be the Tax Matters Partner of the Company as provided in the Treasury Regulations pursuant to Code Section 6231(a)(7), and shall be indemnified and reimbursed by the Company for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with serving in that capacity. Notwithstanding the preceding sentence, the Tax Matters Partner shall not be entitled to indemnification for such costs and expenses if such party has not acted in good faith. The Tax Matters Partner shall represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including any resulting judicial and administrative proceedings, and shall expend the Company funds for professional services and costs associated therewith.

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Article VI. ALLOCATIONS OF PROFITS AND LOSSES
AND DISTRIBUTIONS

6.1 Allocations of Profits and Losses. Except as otherwise provided in this Article VI, Profits and Losses shall be allocated among the Members in accordance with the following provisions:

(a) Except as otherwise provided in Section 6.2, for accounting, federal, state and local (if any) income tax purposes, the Manager shall reasonably allocate all Profits and Losses (and items thereof) of the Company to the Members so as to, as nearly as possible, increase or decrease, as the case may be, each Member’s Capital Account to the extent necessary such that each Member’s Capital Account is equal to the amount that such Member would receive if the Company were dissolved, its assets sold for their book value, its liabilities satisfied in accordance with their terms and all remaining amounts were distributed to the Members in accordance with Section 6.6 of this Agreement immediately after making such allocation. The intent of the foregoing allocation is to comply with Treasury Regulations Section 1.704-1(b) and ensure that the Members receive allocations of Profits and Losses pursuant to this Section 6.1 in accordance with their relative Interests, with the Interest of each Member determined by reference to such Member’s relative rights to receive distributions from the Company pursuant to Section 6.6 in respect of the Profits and Losses of the Company.

(b) If the Capital Accounts of the Members are in such ratios or balances that distributions in the manner set forth in Section 6.6 would not be in accordance with the positive Capital Account balances of the Members, such failure shall not affect or alter the distributions set forth in Section 6.6. Instead, the Manager shall have the authority to make other allocations of Profits and Losses, or items of income, gain, loss or deduction among the Members which result in the Capital Accounts of each Member having a balance prior to such distributions equal to the amount of distributions to be received by such Member in accordance with the manner set forth in Section 6.6.

6.2 Special Allocations. Notwithstanding the allocations set forth in Section 6.1, if a Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), or any other event creates a deficit balance in such Member’s Capital Account in excess of such Member’s share of “partner minimum gain” (as defined in Treasury Regulations Section 1.704-2(d)), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such excess deficit balance as quickly as possible. Any special allocations of items of income and gain pursuant to this Section 6.2 shall be taken into account in computing subsequent allocations of income and gain pursuant to Section 6.1 so that the net amount of any item so allocated and the income, gain and losses allocated to each Member pursuant to this Section 6.2, to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to Section 6.1 if such unexpected adjustments, allocations, or distributions had not occurred.

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6.3 Transfer of Interests During Taxable Year. In the case of the transfer of a Member’s Interest or the admission of an additional Member or interest at any time other than the end of a Fiscal Year, the distributive share of the various items of income, gain, loss, deduction, credit or allowance in respect of the Interest so transferred, issued or assigned, shall be allocated between the transferor and the transferee (or, with respect to an additional Member, such additional Member and all other Members) to take into account the varying interests of the Members during the taxable year in accordance with Code Section 706, using a convention permitted by law and selected by the Manager.

6.4 Tax Allocations. If any property is reflected in the Capital Accounts of the Members and on the books of the Company at a book value that differs from the adjusted tax basis of such property, then the tax items with respect to such property shall (to the extent not governed by Code Section 704(c)), in accordance with the requirements of Treasury Regulations Section 1.704-1(b)(4)(i), be shared among the Members in a manner that takes account of the variation between the adjusted tax basis of the applicable property and its book value in the same manner as variations between the adjusted tax basis and fair market value of property contributed to the Company are taken into account in determining the share of tax items under Code Section 704(c). The Company shall use the traditional method, as described in Treasury Regulations Section 1.704-3(b), in a manner determined by the Manager. Except as otherwise provided in this Agreement, all items of Company income, gain, loss or deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits and Losses, as the case may be, for the year.

6.5 Section 754 Election. The Company shall be authorized to file an election under Section 754 of the Code to adjust the basis of property of the Company in the case of a transfer of an interest in the Company if such election under Section 754 would, in the good faith judgment of the Tax Matters Partner, be beneficial to the Company or any Member.

6.6 Distributions by the Company.

(a) Distributions in General. From time to time, but not less often than quarterly, after having made provision for adequate Reserves, the Manager shall distribute available Operating Cash to the Members in accordance with Section 6.6(b).

(b) Distributions of Operating Cash. Except as set forth in Section 6.6(c), Operating Cash for any particular period shall be distributed to the Members in proportion to their Percentage Interests. Quarterly distributions shall be made on the last day of each calendar quarter unless such day is not a Business Day in which event the distribution shall be made on the last Business Day of such quarter. Annual distributions shall be made on December 31 of each year unless such day is not a Business Day in which event the distribution will be made on the last Business Day of the year.

(c) Distributions from Sale. In the event of the disposition or refinancing of any of the Properties or destruction or condemnation of any of the Properties, in whole or in part, the net proceeds thereof (other than insurance and condemnation proceeds which will be used to rebuild such Property) available for distribution shall be distributed within thirty (30) days of such event in the following manner:

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(i) first, to GLB until it shall have received its previously unreturned Invested Capital with respect to such Property;

(ii) second, to GLB until it has achieved an 7.0% Internal Rate of Return with respect to such Member’s Invested Capital for such Property; and

(iii) next, to the Members other than GLB in proportion to their Percentage Interests (excluding GLB) until each such Members shall have received their previously unreturned Invested Capital with respect to such Property;

(iv) next, to all Members in proportion to their Percentage Interests.

(d) To the extent that the Company is required by law to withhold or to make tax or other payments on behalf of or with respect to any Member, the Company shall withhold such amounts from any distribution and make such payments as so required. For purposes of this Agreement, any such payments or withholdings shall be treated as a distribution to the Member on behalf of whom the withholding or payment was made. All such distributions shall be made only to the Persons who, according to the books and records of the Company, are the holders of record of the Interests in respect of which such distributions are made on the actual date of distribution. Neither the Company nor the Manager shall incur any liability for making distributions in accordance with this Section 6.6.

6.7 Book-Up of Company Assets. The book value of all Company assets may, in the Manager’s sole discretion, be adjusted to equal their respective gross fair market values, as determined in good faith by the Manager, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of money or Company property as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), including the termination of the Company for federal income tax purposes pursuant to Section 708(b)(1)(B) of the Code. The book-up shall be made in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f).

Article VII. TRANSFER AND ASSIGNMENT OF INTERESTS

7.1 Transfer and Assignment of Interests. Except as expressly provided in this Agreement, a Member shall not transfer any part of the Member’s Interest, whether now owned or later acquired, unless the Manager and the non-transferring Members approve the transferee’s admission to the Company as a Member upon such transfer. Except as provided in this Agreement, no Member may encumber or permit or suffer any encumbrance of all or any part of the Member’s Interest unless such encumbrance has been approved in writing by the Manager. With respect to both a proposed transfer and any encumbrance, such approval may be granted or withheld in the Manager’s sole discretion. Any transfer or encumbrance of an Interest without such approval shall be void. Notwithstanding any other provision of this Agreement to the contrary, a Member who is a natural person may transfer all or any portion of his or her Interest to any revocable trust created for the benefit of the Member, or any combination between or among the Member, the Member’s spouse, and the Member’s immediate family; provided that the Member retains a beneficial interest in the trust and all of the voting Interest included in such Interest and, provided further, the Manager is provided with prior written notice of such transfer. A transfer of a Member’s beneficial interest in such trust, or failure to retain such voting Interest, shall be deemed a transfer of an Interest.

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7.1A In connection with the KeyBank Loan to the Company, the OP has pledged all of its membership interests in the Company to KeyBank National Association, as Agent, ("Agent") pursuant to one or more pledge agreements (the "Pledge Agreements"). Except for the Pledge Agreements, no Member may sell, transfer, assign, pledge (other than the Pledge Agreements) or in any other manner whatsoever alienate such Member's interest in the Company without the prior written consent of Agent so long as the KeyBank Loan is outstanding. All parties acquiring an interest in or to any Member's membership interests in the Company are hereby put on notice of the existence of the Pledge Agreements and shall be subject to the terms hereof (which include, without limitation, restrictions on the transferability of membership interests in the Company). The Company, all of the Members, and Manager hereby (i) consent to the Pledge Agreements, (ii) acknowledge that the pledge of the membership interests in the Company shall be a pledge not only of profits and losses of the Company but also a pledge of all rights and obligations of the OP, (iii) consent to the transfer of membership interests that may occur in connection with the enforcement of the Pledge Agreements and agree that upon a foreclosure, sale or other transfer of the membership interests of the Company pursuant to the Pledge Agreements, the holder of such membership interests (whether Agent or any purchaser from Agent) shall, upon the execution of a counterpart to this Agreement or a bill of sale or an assignment of membership interests, automatically be admitted as a Member of the Company with all of the rights and obligations of the Members hereunder. Notwithstanding anything to the contrary in this Agreement, (i) membership interests in the Company shall be uncertificated (that is, not evidenced by any certificate) and the Members and the Company shall not take any action to opt into Article 8 of the Uniform Commercial Code as in effect in the State of Delaware or to have any membership interests be a "security" as defined in Article 8 of the Uniform Commercial Code as in effect in the State of Delaware, and (ii) additional membership interests shall not be issued without the prior written consent of Agent. This paragraph may not be amended or modified without Agent's written consent until after the KeyBank Loan is paid and discharged in full.

7.2 Further Restrictions on Transfer of Interests. In addition to other restrictions found in this Agreement, no Member shall transfer, assign, convey, sell, encumber or in any way alienate all or any part of its Interest: (A) without compliance with all federal and state securities laws, (B) if the Interest to be transferred, when added to the total of all other Interests transferred in the preceding twelve (12) consecutive months prior thereto, would cause the tax termination of the Company under Code Section 708(b)(1)(B), or (C) if such transfer would cause the number of holders of the Company’s securities to exceed 100 or such other number as may be permitted for purposes of determining that the Company is exempt from the Securities Exchange Act of 1934, as amended, or the Investment Company Act of 1940, as amended, or for purposes of determining whether the Company is a “publicly traded partnership” within the meaning of Section 7704 of the Code.

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7.3 Buy Sell Option.

(a) Buy Sell Option. For so long as OP remains a Member of the Company, OP shall have the right, at any time, to initiate the provisions of this Section 7.3 (the “Buy Sell Option”). Should OP desire to exercise the Buy Sell Option, OP shall do so by giving notice (the “Initiating Notice”) to GLB setting forth a statement of intent to invoke its rights under this Section 7.3. The purchase price of the Interest shall be based upon an estimate of the respective amounts that would be received by the Members pursuant to Section 6.6 (subject to adjustment on the Buy Sell Closing Date for outstanding cash balances, accounts payable and accounts receivable less than 30 days past due) assuming that all of the Properties and assets of the Company were sold for the Net Asset Valuation Amount (as defined below), the Company had paid all Company and Subsidiary liabilities (including all mortgage loans and any and all prepayment premiums on such mortgage loans assuming such mortgage loans were required to be prepaid in full on the Buy Sell Closing Date) and any and all applicable transfer taxes, document stamps, or similar fees that would be incurred if the Company and its Subsidiaries, if any, sold all of the Properties and distributed the net proceeds to the Members pursuant to Section 6.6 hereof (the “B/S Distribution Amount”). For the purposes of this Agreement, “Net Asset Valuation Amount” means the net asset value of the Company using third party appraisals for all of the Properties of the Company free and clear of all liabilities (other than then-existing mortgage loans), assuming that no Capital Contributions are made or Capital Proceeds distributed between the date of the Initiating Notice and the Buy Sell Closing Date. After receipt of an Initiating Notice, GLB shall, within thirty (30) days thereafter, elect to exercise its option to sell or purchase by giving written notice of its election (the “Electing Notice”) to OP:

(i) to purchase the Interest of OP for the B/S Distribution Amount allocable to OP on the Buy Sell Closing Date, or

(ii) to sell to OP GLB’s Interest for the B/S Distribution Amount allocable to GLB on the Buy Sell Closing Date.

If GLB does not deliver such Electing Notice within said period, then GLB shall be deemed to have elected to sell GLB’s Interest to OP. Notwithstanding the foregoing, in the event of an election by GLB to purchase the Interest of OP, such purchase and transfer of such Interest shall be subject to the prior written consent of the Agent. Within three (3) Business Days after an election has been made under this Section 7.3(a) (whether deemed or otherwise) the acquiring Member shall deposit with an escrow agent selected by the acquiring Member but not Affiliated with the acquiring Member and reasonably acceptable to the selling Member, an earnest money deposit in an amount equal to one percent (1%) of the applicable B/S Distribution Amount, which deposit will be applied to the purchase price at closing. The acquiring Member may assign its right to acquire the Interest to another party designated by the acquiring Member only contemporaneously with the closing under Section 7.3(b), and so long as the acquiring Member remains liable for such purchase.

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(b) Closing. The closing of an acquisition pursuant to Section 7.3 shall be held at the principal place of business of the Company on a mutually acceptable date (the “Buy Sell Closing Date”) not later than ninety (90) days after the Initiating Notice. At the closing of the disposition and acquisition of such interests the following shall occur:

(i) the selling Member’s entire Interest shall be assigned to the acquiring Member or its designee, free and clear of all liens and security interests, and the Company, any applicable subsidiaries and the selling Member shall execute and deliver to the acquiring Member or its designee all documents which may be reasonably required to give effect to the transfer of such Interest;

(ii) if any non-acquiring Member holds (i.e., is owed) any loans from the Company or a Subsidiary as of the Buy Sell Closing Date, then such loans shall be paid out of the Capital Proceeds from such sale (or assigned, if applicable) as an expense;

(iii) the Company shall pay for any and all transfer or similar taxes, recording fees, title insurance premiums or fees and other closing costs in connection with such transfer except in the case where there is a Buy Sell Default in which event the defaulting Member shall pay such costs; and

(iv) the acquiring Member shall pay the selling Member the selling Member’s B/S Distribution Amount, as the purchase price for the selling Member’s entire Interest, in cash or other immediately available funds.

(c) Buy-Sell Default.

(i) If the acquiring Member (for such purposes the “Defaulted Acquirer”) should default in its obligation to buy in accordance with Section 7.3(b), the other Member (for such purposes, the “Replacement Acquirer”) shall exercise one of the following alternative remedies within thirty (30) days after the Defaulted Acquirer’s default as the Replacement Acquirer’s sole and exclusive remedy for such default:

(1) The Replacement Acquirer may elect to purchase the Defaulted Acquirer’s Interest on the terms set forth above in Sections 7.3(a) and Section 7.3(b) hereof (including payment of the 1% earnest money deposit), such closing to occur not later than 270 days after the Initiating Notice on a date selected by the Replacement Acquirer upon not less than fifteen (15) Business Days’ notice to the Defaulted Acquirer, except that the purchase price shall be ninety percent (90%) of the Defaulted Acquirer’s B/S Distribution Amount under Section 7.3(a) hereof; or

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(2) The Replacement Acquirer may receive the earnest money deposit as full liquidated damages for such default of the Defaulted Acquirer, the Members hereby acknowledging and agreeing that it is impossible to more precisely estimate the damages to be suffered by the Replacement Acquirer upon the Defaulted Acquirer’s default and the Members acknowledge and agree that the earnest money deposit which may be received by the Replacement Acquirer is intended not as a penalty, but as full liquidated damages for such default of the Defaulted Acquirer. In the event the Defaulted Acquirer failed to make its earnest money deposit as required in Section 7.3(a) hereof and the Replacement Acquirer has elected its remedy under this Section 7.3(c), then the Replacement Acquirer shall have the right to recover an award or judgment against the Defaulted Acquirer in the amount of such required earnest money deposit, together with its reasonable attorneys’ fees and costs incurred in obtaining such award or judgment.

(ii) If the non-acquiring Member should default in its obligation to transfer its Interest in accordance with Section 7.3(b), the acquiring Member shall exercise one of the following alternative remedies within thirty (30) days after the non-acquiring Member’s default as the acquiring Member’s sole and exclusive remedy for such default:

(1) The acquiring Member shall be entitled to demand and receive a return of its earnest money deposit previously deposited with an escrow agent, in which event after return of such deposit, the non-acquiring Member’s default hereunder shall be deemed waived; or

(2) The acquiring Member shall be entitled to seek specific performance of the non-acquiring Member’s obligations under Section 7.3(b), the Members’ expressly agreeing that the remedy at law for breach of the obligations of the non-acquiring Member set forth in this Section 7.3(c) is inadequate in view of (A) the complexities and uncertainties in measuring the actual damage to be sustained by the acquiring Member on account of the default of the selling Member; and (B) the uniqueness of the Company business and the Members’ relationships.

(d) Payment of Debts. If, at the Buy Sell Closing Date, the non-acquiring Member has any outstanding debts to the Company or the acquiring Member, all proceeds of the purchase price for such exercise will be paid to the Company or the acquiring Member (pro rata in accordance with the amounts owed by the non-acquiring Member to each) for and on behalf of the non-acquiring Member until all such debts will have been paid and discharged in full.

(e) Release of Capital Contribution Obligations. At the time of closing pursuant to Section 7.3(b), each non-acquiring Member will be released from any further obligation to make Capital Contributions to the Company.

(f) Offset. At the time of closing pursuant to Section 7.3(b), the acquiring Member will be entitled to deduct from the amounts otherwise payable to the Company any and all amounts owed to the acquiring Member, including damages owed by the non-acquiring Member by reason of any Event of Default, to the extent agreed by the parties or to the extent such damages have been reduced to an arbitration award or a final nonappealable judgment, as applicable.

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(g) Minimum Purchase Price. Notwithstanding anything to the contrary contained in this Agreement, in no event will the purchase price paid for an Interest pursuant to Section 7.3(a), 7.3(b) or 7.3(c) be less than Ten Dollars ($10.00).

(h) Operations In Pre-Closing Period. From the date of the Initiating Notice until the date the closing occurs under Sections 7.3(b) or 7.3(c), as applicable, or, if earlier, the date on which the Members agree not to proceed with such closing, the Company and the applicable Subsidiaries will continue to be operated in the ordinary course, as if the closing were not going to occur, the Members and the Manager will continue to have all power and authority granted in this Agreement (including the power to make distributions), and the Members and the Manager will exercise their power and authority in good faith and without regard to the fact that such closing may occur; provided, however, that, any Capital Contributions made by the non-acquiring Member to the Company during such period shall be added to and increase the B/S Distribution Amount otherwise payable to the non-acquiring Member (without double-counting for the adjustments specified in the definition of B/S Distribution Amount), and neither the Company nor any subsidiary shall enter into any contracts or agreements, or otherwise agree, to sell or otherwise dispose of any Properties; except that (1) the Company and each subsidiary shall be authorized to consummate any transactions which were the subject of binding contractual obligations entered into prior to the commencement of such period, and (2) in the event that during such period the selling Member fails to make a Capital Contribution for the acquisition of another Property that has been approved in advance by the Members, then the acquiring Member may, in addition to and without waiver of any and all other rights and remedies it may have under this Agreement, advance such Capital Contributions to the Company.

Article VIII. ACCOUNTING, RECORDS, REPORTING BY MEMBERS

8.1 Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with generally accepted accounting principles and the accounting methods followed for federal income tax purposes. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain at its principal office all of the following:

(a) A current list of the full name and last known business or residence address of each Member, together with the Capital Contributions, Capital Account and Percentage Interest held by each Member;

(b) A current list of the full name and address of the Manager;

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(c) A copy of the Certificate and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Certificate or any amendments thereto have been executed;

(d) Copies of the Company’s federal, state and local income tax or information returns and reports, if any, for the six (6) most recent taxable years;

(e) A copy of this Agreement and any and all amendments hereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments hereto have been executed;

(f) Copies of the financial statements of the Company, if any, for the six (6) most recent Fiscal Years; and

(g) The Company’s books and records as they relate to the internal affairs of the Company for at least the current and past four (4) Fiscal Years.

8.2 Reports. The Company shall cause to be filed, in accordance with the Act, all reports and documents required to be filed with any governmental agency. The Company shall cause to be prepared at least annually information concerning the Company’s operations necessary for the completion of the Members’ federal and state income tax returns. The Company shall send or cause to be sent to each Member, within sixty (60) days after the end of each taxable year, such information concerning the Company as is necessary to complete the Members’ federal and state income tax or information returns. The Company shall provide each Member with a copy of the Company’s federal, state, and local income tax or information returns for the year.

8.3 Bank Accounts. The Manager shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

Article IX. ARTICLE IX. DISSOLUTION AND WINDING UP

9.1 Dissolution. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of the following:

(a) The happening of any event of dissolution specified in the Certificate;

(b) The entry of a decree of judicial dissolution;

(c) The unanimous vote or consent of the Members; or

(d) The sale of all or substantially all of the assets of the Company.

9.2 Certificate of Dissolution. As soon as practicable following the occurrence of any of the events specified in Section 9.1, the Manager shall execute a Certificate of Dissolution in such form as shall be prescribed by the Delaware Secretary of State and file the Certificate of Dissolution as required by the Act. Dissolution of the Company shall be effective on the date which the event occurs giving rise to the dissolution, but the Company shall not terminate until the Certificate of Dissolution shall have been cancelled and the assets of the Company shall have been distributed as provided herein.

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9.3 Winding Up. Upon the dissolution of the Company, the Company’s assets shall be disposed of and its affairs wound up. The Company shall give written notice of the commencement of the dissolution to all of its known creditors.

9.4 Order of Payment Upon Dissolution. The assets and proceeds on liquidation shall be applied in the following order:

(a) To creditors, including Members who are creditors, to the extent permitted by law and in accordance with their relative rights of priority, if any; and

(b) All remaining assets and proceeds shall be distributed pro rata to the Members in accordance with their positive Capital Account balances, after taking into account the allocation of Profits and Losses for the Company’s Fiscal Year during which the liquidation occurs.

9.5 Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, each Member shall only be entitled to look to the assets of the Company for the return of its positive Capital Account balance and shall have no recourse for its Capital Contribution and/or share of income or gain of the Company (upon dissolution or otherwise) against the Manager or any other Member.

9.6 Distributions in Kind. The Manager may make dissolution distributions to the Members in cash or distribute Company assets in kind, and the distribution of any such assets in kind shall be made on the basis of the fair market value of such asset as of the date of distribution, as determined by the Manager in good faith. The Capital Accounts of the Members shall be adjusted accordingly to preserve the economic interests of the Members as the result of any distribution in kind.

9.7 Certificate of Cancellation. The Manager or Members who filed the Certificate of Dissolution shall cause to be filed in the office of, and on a form prescribed by, the Delaware Secretary of State, a Certificate of Cancellation of the Certificate upon the completion of the winding up of the affairs of the Company.

Article X. EXCULPATION, INDEMNIFICATION AND INSURANCE

10.1 Exculpation. No Manager, Member nor any officer of the Company, shall, to the fullest extent permitted by law, be liable to the Company or any other person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Manager, Member or officer of the Company, in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such person by this Agreement, except that each Manager, Member or officer of the Company shall be liable for any such loss, damage or claim incurred by reason of such person’s gross negligence or willful misconduct.

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10.2 Indemnification. The Company shall defend and indemnify any Member or Manager and may indemnify any other Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that it, he or she is or was a Member, Manager, officer, employee or other agent of the Company or that, being or having been such a Member, Manager, officer, employee or agent, it, he or she is or was serving at the request of the Company as a manager, director, officer, employee or other agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereinafter as an “agent”), to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit. The Manager shall be authorized, on behalf of the Company, to enter into indemnity agreements from time to time with any Person entitled to be indemnified by the Company hereunder, upon such terms and conditions as the Manager deems appropriate.

10.3 Insurance. The Company shall, to the extent commercially reasonable (as determined by the Manager), purchase and maintain insurance on behalf of any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as an agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 10.2 or under applicable law.

Article XI. INVESTMENT REPRESENTATIONS

Each Member hereby represents and warrants to, and agrees with, the Manager, the other Members, and the Company as follows:

11.1 Preexisting Relationship or Experience. By reason of his, her or its business or financial experience, or by reason of the business or financial experience of his, her or its financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any Affiliate or selling agent of the Company, he, she or it is capable of evaluating the risks and merits of an investment in the Interest and of protecting his, her or its own interests in connection with this investment.

11.2 Investment Intent. He, she or it is acquiring the Interest for investment purposes for his, her or its own account only and not with a view to or for sale in connection with any distribution of all or any part of the Interest. No other Person will have any direct or indirect beneficial interest in or right to the Interest.

11.3 Accredited Investor. He, she or it is an “accredited investor” as defined in Rule 501(c) promulgated by the Securities and Exchange Commission.

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11.4 Purpose of Entity. If an entity, it was not organized for the specific purpose of acquiring the Interest.

11.5 Economic Risk. He, she or it is financially able to bear the economic risk of an investment in the Interest, including the total loss thereof.

11.6 No Registration of Interests. He, she or it acknowledges that the Interest has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or qualified under the securities laws of any state in reliance, in part, on his, her or its representations, warranties and agreements herein.

11.7 Investment in Restricted Security. He, she or it understands that the Interest is a “restricted security” under the Securities Act in that the Interest will be acquired from the Company in a transaction not involving a public offering, and that the Interest may be resold without registration under the Securities Act only in certain limited circumstances and that otherwise the Interest must be held indefinitely.

11.8 No Obligations to Register. He, she or it acknowledges that the Company and the Manager are under no obligation to register or qualify the Interest under the Securities Act or under any state securities law, or to assist her, him or it in complying with any exemption from registration or qualification.

11.9 No Disposition in Violation of Law. Without limiting the representations set forth above, and without limiting Article VII of this Agreement, he, she or it will not make any disposition of all or any part of the Interest which will result in the violation by her, him or it or by the Company of the Securities Act, the DGCL, the Act or any other applicable securities law. Without limiting the foregoing, he, she or it agrees not to make any disposition of all or any part of the Interest unless and until he, she or it has notified the Company of the proposed disposition and, if requested by the Manager, has furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and, if requested by the Manager, he, she or it has furnished the Company with a written opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of any securities under the Securities Act or the consent of or a permit from appropriate authorities under any applicable state securities law.

11.10 Investment Risk. He, she or it acknowledges that the Interest is a speculative investment which involves a substantial degree of risk of loss of an entire investment in the Company, that he, she or it understands and takes full cognizance of the risks related to the purchase of the Interest, and that the Company is newly organized and has no financial or operating history.

11.11 Investment Experience. He, she or it is an experienced investor in unregistered and restricted securities of limited liability companies.

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11.12 Restrictions on Transferability. He, she or it acknowledges that there are substantial restrictions on the transferability of the Interest pursuant to this Agreement, that there is no public market for the Interest and none is expected to develop, and that, accordingly, it may not be possible to liquidate his, her or its investment in the Company.

11.13 Information Reviewed. He, she or it has received and reviewed this Agreement and all other information he, she or it considers necessary or appropriate for deciding whether to purchase the Interest. He, she or it has not relied on any oral statements or representations not otherwise set forth in writing in making his, her or its investment decision.

11.14 Tax Consequences. He, she or it acknowledges that the tax consequences of investing in the Company will depend on his, her or its particular circumstances, and neither the Company, the Manager, the Members, nor the partners, shareholders, members, managers, agents, officers, directors, employees, Affiliates or consultants of any of them will be responsible or liable for the tax consequences to him, her or it of an investment in the Company. He, she or it will look solely to, and rely upon, his, her or its own advisers with respect to the tax consequences of this investment.

11.15 No Assurance of Tax Benefits. He, she or it acknowledges that there can be no assurance that the Code or the Treasury Regulations will not be amended or interpreted in the future in such a manner so as to deprive the Company and the Members of some or all of the tax benefits they might now receive nor that some of the deductions claimed by the Company or the allocations of items of income, gain, loss, deduction or credit among the Members may not be challenged by the Internal Revenue Service.

11.16 Indemnity. He, she or it shall defend, indemnify and hold harmless the Company, the Manager, each and every other Member, and any officers, directors, shareholders, managers, members, employees, partners, agents, attorneys, registered representatives and control persons of any such entity who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of or arising from any misrepresentation or misstatement of facts or omission to represent or state facts made by him, her or it including, without limitation, the information in this Agreement, against losses, liabilities and expenses of the company, the Manager, each and every other Member, and any officers, directors, shareholders, managers, members, employees, partners, attorneys, accountants, agents, registered representatives and control persons of any such Person (including attorneys’ fees, judgments, fines and amounts paid in settlement, payable as incurred) incurred by such person in connection with such action, suit, proceeding or the like.

Article XII. MISCELLANEOUS

12.1 Complete Agreement. This Agreement and the Certificate constitute the complete and exclusive statement of agreement among the Members and the Manager with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements or statements by and among the Members and the Manager or any of them. No representation, statement, condition or warranty not contained in this Agreement or the Certificate will be binding on the Members or the Manager or have any force or effect whatsoever. To the extent that any provision of the Certificate conflicts with any provision of this Agreement, the Certificate shall control.

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12.2 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members and their respective successors and assigns.

12.3 Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and the Manager and their respective successors and permitted assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

12.4 Pronouns; Statutory References. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. Any reference to the Code, the Treasury Regulations, the Act, the DGCL, the Securities Act or other statutes or laws will include all amendments, modifications or replacements of the specific sections and provisions concerned.

12.5 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

12.6 Interpretation. In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or its counsel.

12.7 References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

12.8 Exhibits. All Exhibits attached to this Agreement are incorporated and shall be treated as if set forth herein.

12.9 Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

12.10 Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated hereby.

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12.11 Notices. Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing (which may include facsimile) and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to a Member or the Manager at the address specified in Exhibit A or Exhibit B hereto. Any party may, at any time by giving five (5) business days’ prior written notice to the other parties, designate any other address in substitution of the foregoing address to which such notice will be given.

12.12 Amendments. All amendments to this Agreement must be in writing and approved and executed by all of the Members. Sections 3.5 and 4.1 of this Agreement specifies certain changes to this Agreement which shall not be deemed to be amendments to this Agreement for purposes of this Section 12.12.

12.13 Reliance on Authority of Person Signing Agreement. Neither the Company nor any Member will be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual.

12.14 No Interest in Company Property; Waiver of Action for Partition. No Member has any interest in specific property of the Company. Without limiting the foregoing, each Member irrevocably waives during the term of the Company any right that he, she or it may have to maintain any action for partition with respect to the property of the Company.

12.15 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

12.16 Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

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FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT TNP SRT SECURED HOLDINGS, LLC 38

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Limited Liability Company Agreement for TNP SRT Secured Holdings, LLC, a Delaware limited liability company, as of the date first set forth above.

MEMBERS:

TNP STRATEGIC RETAIL OPERATING PARTNERSHIP, L.P., AS MEMBER OF TNP SRT SECURED HOLDINGS, LLC

By:	TNP STRATEGIC RETAIL TRUST, INC., AS GENERAL PARTNER OF TNP STRATEGIC RETAIL OPERATING PARTNERSHIP, L.P.

By:	/s/ Jeffrey S. Rogers
Jeffrey S. Rogers

SRT SECURED HOLDINGS MANAGER, LLC,
AS MEMBER OF TNP SRT SECURED HOLDINGS, LLC

By:	/s/ Andrew Bainovich
Name:	Andrew Bainovich
Title:	CEO

MANAGER:

SRT SECURED HOLDINGS MANAGER, LLC,
AS MANAGER OF TNP SRT SECURED HOLDINGS, LLC

By:	/s/ Andrew Bainovich
Name:	Andrew Bainovich
Title:	CEO

FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT TNP SRT SECURED HOLDINGS, LLC 39

EXHIBIT A

CAPITAL CONTRIBUTION AND ADDRESSES OF MEMBERS
AS OF JULY __, 2013

Member’s Name and Address	Member’s Capital Contribution	Percentage Interest
TNP Strategic Retail Operating Partnership, LP	As indicated on Exhibit A to the Original Agreement	88.0%

Address: 4695 MacArthur Court, Suite 1100, Newport Beach, CA 92660

SRT SECURED HOLDINGS MANAGER, LLC	Cash in the amount of $1,929,088.00	12.0%

Address: 400 S. El Camino Real, Suite 1100 San Mateo, CA 94402

TOTAL:		100.00%

First Amended and Restated Limited Liability Company Agreement

TNP SRT Secured Holdings, LLC

Exhibit A

EXHIBIT B

NAME AND ADDRESS OF MANAGER

AS OF JULY __, 2013

Manager	Address
SRT SECURED HOLDINGS MANAGER, LLC	400 S. El Camino Real, Suite 1100 San Mateo, CA 94402

First Amended and Restated Limited Liability Company Agreement

TNP SRT Secured Holdings, LLC

Exhibit B

ARTICLE I. DEFINITIONS		1
ARTICLE II. ORGANIZATIONAL MATTERS		7
2.1	Formation	7
2.2	Name	7
2.3	Term	7
2.4	Office and Agent	7
2.5	Names and Addresses of the Members and the Manager	8
2.6	Purpose of the Company	8
2.7	Powers	8
2.8	Title to Company Property	9
2.9	Failure to Observe Formalities	9
2.10	No Partnership Intended for Nontax Purposes	10
2.11	Liability of Members and Manager to Third Parties; Reliance by Third-Party Creditors	10
ARTICLE III. CAPITAL CONTRIBUTIONS		11
3.1	Initial Capital Contributions	11
3.2	Additional Capital Contributions	11
3.3	Failure To Make Project Capital Contributions Or Additional Capital Contributions	12
3.4	Capital Accounts	12
3.5	Schedules	13
3.6	Rights Regarding Capital Contributions	13
3.7	Deficit Capital Accounts	13
ARTICLE IV. MEMBERS		13
4.1	Procedures for Admission	13
4.2	Limited Liability	14
4.3	Withdrawals or Resignations	14
4.4	Competing Activities	14
4.5	Transactions with the Company	14
4.6	Remuneration to Members	14
4.7	Members are not Agents	14
4.8	Voting Rights	14
4.9	Meetings of and Voting by Members	15

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ARTICLE V. MANAGEMENT AND CONTROL OF THE COMPANY		15
5.1	Management of the Company by Manager	15
5.2	Meetings of Manager	15
5.3	Election of Manager	15
5.4	Powers of the Manager	16
5.5	Member’s Right Of First Offer	20
5.6	Compensation And Management Fees	20
5.7	Business Plan	22
5.8	Performance of Duties; Liability of Manager; Fiduciary Standard	22
5.9	Devotion of Time	23
5.10	Transactions between the Company and the Manager	23
5.11	Limited Liability	23
5.12	Officers	23
5.13	Tax Matters Partner	23
ARTICLE VI. ALLOCATIONS OF PROFITS AND LOSSES AND DISTRIBUTIONS		24
6.1	Allocations of Profits and Losses:	24
6.2	Special Allocations	24
6.3	Transfer of Interests During Taxable Year	25
6.4	Tax Allocations	25
6.5	Section 754 Election	25
6.6	Distributions by the Company	25
6.7	Book-Up of Company Assets	26
ARTICLE VII. TRANSFER AND ASSIGNMENT OF INTERESTS		26
7.1	Transfer and Assignment of Interests	26
7.2	Further Restrictions on Transfer of Interests	27
7.3	Buy Sell Option	28
ARTICLE VIII. ACCOUNTING, RECORDS, REPORTING BY MEMBERS		31
8.1	Books and Records	31
8.2	Reports	32
8.3	Bank Accounts	32

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ARTICLE IX. ARTICLE IX. DISSOLUTION AND WINDING UP		32
9.1	Dissolution	32
9.2	Certificate of Dissolution	32
9.3	Winding Up	33
9.4	Order of Payment Upon Dissolution	33
9.5	Limitations on Payments Made in Dissolution	33
9.6	Distributions in Kind	33
9.7	Certificate of Cancellation	33
ARTICLE X. EXCULPATION, INDEMNIFICATION AND INSURANCE		33
10.1	Exculpation	33
10.2	Indemnification	34
10.3	Insurance	34
ARTICLE XI. INVESTMENT REPRESENTATIONS		34
11.1	Preexisting Relationship or Experience	34
11.2	Investment Intent	34
11.3	Accredited Investor	34
11.4	Purpose of Entity	35
11.5	Economic Risk	35
11.6	No Registration of Interests	35
11.7	Investment in Restricted Security	35
11.8	No Obligations to Register	35
11.9	No Disposition in Violation of Law	35
11.10	Investment Risk	35
11.11	Investment Experience	35
11.12	Restrictions on Transferability	36
11.13	Information Reviewed	36
11.14	Tax Consequences	36
11.15	No Assurance of Tax Benefits	36
11.16	Indemnity	36
ARTICLE XII. MISCELLANEOUS		36
12.1	Complete Agreemen	36
12.2	Binding Effect	37

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12.3	Parties in Interest	37
12.4	Pronouns; Statutory References	37
12.5	Headings	37
12.6	Interpretation	37
12.7	References to this Agreement	37
12.8	Exhibits	37
12.9	Severability	37
12.10	Additional Documents and Acts	37
12.11	Notices	38
12.12	Amendments	38
12.13	Reliance on Authority of Person Signing Agreement	38
12.14	No Interest in Company Property; Waiver of Action for Partition	38
12.15	Multiple Counterparts	38
12.16	Remedies Cumulative	38

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